UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 3, 2016

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza 910 Louisiana Street Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 241-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 3, 2016, Shell Midstream Partners, L.P. (the “Partnership”) completed its previously announced acquisition of a 49.0% interest in Odyssey Pipeline L.L.C. and an additional 20.0% interest in Mars Oil Pipeline Company (the “Acquisition”) for $350 million cash consideration. The Acquisition closed pursuant to a Purchase and Sale Agreement dated as of September 27, 2016 by and among Shell Pipeline Company LP (“SPLC”), Equilon Enterprises LLC d/b/a Shell Oil Products US (“SOPUS”), the Partnership and Shell Midstream Operating LLC (“Operating”), a wholly owned subsidiary of the Partnership. The Partnership funded the cash consideration for the Acquisition from $50 million of cash on hand and $300 million in borrowings under the Partnership’s five year revolving credit facility.

Upon the closing of the Acquisition on October 3, 2016, the Partnership had 109,842,376 common units outstanding, of which 88,367,308 were publicly owned. SPLC, through its ownership of common units, subordinated units and the general partner units, owned 51.2% of the Partnership. As of October 3, 2016, SPLC’s wholly owned subsidiary, Shell Midstream LP Holdings LLC, owned 21,475,068 common units and 67,475,068 subordinated units in the Partnership. SPLC also owned a 100% interest in Shell Midstream Partners GP LLC, the general partner (the “General Partner”) of the Partnership, which in turn owned 3,618,723 general partner units, representing a 2% general partner interest, and all of the incentive distribution rights in the Partnership. The terms of the Acquisition were approved by the board of directors of the General Partner (the “Board”) and by the conflicts committee of the Board, which consists entirely of independent directors. The conflicts committee engaged an independent financial advisor and legal counsel.

Item 9.01	Financial Statements and Exhibits.

To the extent financial statements are required by Item 9.01(a) and pro forma financial information is required by Item 9.01(b), they will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: October 3, 2016